Exhibit 10.31

Board of Directors Agreement

July 23, 2021

Name: Valeria Povolotsky

Address: 25915 Enclave Ct

Monterey, CA 93940

Dear Valeria:

On behalf of Felicitex Therapeutics, Inc. (the “Company”), I am pleased to offer you a position on our Board of Directors for a three year term subject to annual approval of the shareholders.

Subject to the approval of the Company’s Board of Directors, you will be granted a non-qualified option to purchase 30,000 shares of Company common stock under the Company’s 2012 Stock Option and Restricted Stock Plan at an exercise price equal to the fair market value of that stock on your option grant date, as determined in good faith by the Company’s Board of Directors. Subject to your acceptance of this agreement, your option will vest over a period of three years subject to your continued service on the Board of Directors or as a consultant to the Company. Your option will be subject to the terms and conditions of the Company’s 2012 Stock Option and Restricted Stock Plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

As a Director, you will be invited to attend Directory Board Meetings, either in person or on the phone, which will be arranged on an as needed basis (no more than four per year). In addition, your name and bio will appear on our website and materials in the Director section. Your service as an Director will be subject to the Company’s Board of Directors Terms and Conditions attached hereto as Exhibit A (the “Terms”), to which you agree by your signature below.

On behalf of all of the Company’s management, we are excited about you serving on the Board of Directors for the Company, and we look forward to your input and guidance.

Sincerely,

Felicitex Therapeutics, Inc.

By:	/s/ Maria Vilenchik
Maria Vilenchik, CEO

I agree to and accept the Board of Directors position and agree to be bound by the Terms.

Date: July 23, 2021	/s/ Valeria Povolotsky
Valeria Povolotsky

Exhibit A

BOARD OF DIRECTORS TERMS AND CONDITIONS

1.	EXPENSES

The Company shall reimburse Director in accordance with the Company’s policies for reasonable travel and related expenses incurred in the course of performing services hereunder, provided that appropriate documentation of such expenses must be provided in accordance with such policies. Further expenses in excess of $300 must be approved in advance by the Company before any such expense is incurred. Director shall not otherwise be paid for the collaboration, advice and assistance provided to the Company in connection with service on the Board of Directors (the “Services”).

2.	TERMINATION

Director’s service on the Board of Directors may be terminated by either party for any reason upon written notice to the other party.

3.	INDEPENDENT CONTRACTOR

Director’s relationship with the Company will be that of an independent contractor and not that of an employee. Director has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

A.	Definition of Confidential Information. “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of Director at the time of disclosure, as shown by Director’s files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Director.

B.	Agreement Not to Disclose. Director agrees not to use any Confidential Information disclosed to Director by the Company for Director’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Director shall not disclose or permit disclosure of any Confidential Information of the Company to third parties other than other members of the Company’s Board of Directors. Director agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Director further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company’s Confidential Information which may come to Director’s attention.

C.	Exceptions. Notwithstanding the above, Director shall not have liability to the Company or any of its subsidiaries with regard to any Confidential Information of the Company which Director can prove (i) is disclosed with the prior written approval of the Company, or (ii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Director shall provide prompt notice of such court order or requirement to the Company to enable the Company or its appropriate subsidiary to seek a protective order or otherwise prevent or restrict such disclosure.

5.	NO DUPLICATION; RETURN OF MATERIALS

Director agrees, except as otherwise expressly authorized by the Company, not to make any copies or duplicates of any the Company’s Confidential Information. Any materials or documents that have been furnished by the Company to Director in connection with the Services shall be promptly returned by Director to the Company, accompanied by all copies of such documentation, within ten days after (a) the Services have been concluded or (b) the written request of the Company.

6.	NO RIGHTS GRANTED

Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Director any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

7.	ASSIGNMENT OF INVENTIONS

To the extent that, in the course of performing the Services, Director jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, Director hereby agrees to assign all rights, titles and interest to such inventions to the Company.

8.	DUTY TO ASSIST

As requested by the Company, Director shall take all steps reasonably necessary to assist the Company in obtaining and enforcing in its own name any patent, copyright or other protection which the Company elects to obtain or enforce for its inventions, original works of authorship, developments, concepts, know-how, improvements and trade secrets. Director’s obligation to assist the Company in obtaining and enforcing patents, copyrights and other protections shall continue beyond the termination of Director’s relationship with the Company, but the Company shall compensate Director at a reasonable rate after the termination of such relationship for time actually spent at the Company’s request providing such assistance.

9.	DUTY OF CARE

Duty of care is a fiduciary responsibility for company directors that requires them to make decisions in good faith and in a reasonably prudent manner. The duty of care requires directors to make business decisions after taking all available information into account, and then act in a judicious manner that promotes the company's best interests. Directors are required to exercise the utmost care in making business decisions in order to fulfill their fiduciary duty.

10.	DUTY OF LOYALTY

The duty of loyalty requires a director to be completely loyal to the company at all times. It also imposes the responsibility to avoid possible conflicts of interest, thereby precluding a director from self-dealing or taking advantage of a corporate opportunity for personal gain.

11.	NO CONFLICTS

Director represents that Director’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Director may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights. Director agrees that Director will not do anything in the performance of Services hereunder that would violate any such duty. In addition, Director agrees that prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or devices that may be competitive with the Company, Director shall first notify the Company in writing of any potential conflicts. It is understood that in such event, the Company will review whether Director’s activities are consistent with Director remaining a member of the Company’s Directory Board.

12.	MISCELLANEOUS

Any term of these Terms may be amended or waived only with the written consent of the parties. The Director Agreement and these Terms constitute the sole agreement of the parties and supersede all oral negotiations and prior writings with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

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